Exhibit 10.2

PERFORMANCE UNIT AWARD NO. __________

AGL RESOURCES INC.

LONG-TERM INCENTIVE PLAN (1999)

PERFORMANCE CASH UNIT AGREEMENT

This Agreement between AGL Resources Inc. (the “Company”) and the Recipient sets forth the terms of the Performance Units awarded under the above-named Plan.

Name of Recipient: _________________________

Date of Award: January 3, 2005      Performance Multiple: _____

Target Performance Units: $

Performance Measurement Period: January 1, 2005 through December 31, 200___

Performance Measurement: The Performance Units shall vest at the end of the Performance Measurement Period based on the Company’s internal measure of total shareholder return (defined as compound earnings growth plus dividend yield, or TSR) at the end of the Performance Measurement Period.

Performance Calculation: At the end of the Performance Measurement Period, the Performance Units will vest based on the increase in TSR during the Performance Measurement Period in accordance with the following formula:

Base Pay x Performance Multiple x TSR % = Actual Award

In particular, the performance calculation shall be determined as follows:

•	Base pay shall be the Recipient’s base pay as of the date of award

•	Performance Multiple is set forth in this Performance Unit Agreement

•	TSR shall be calculated as of the end of the Performance Measurement Period. TSR shall be calculated to two decimal places.

Threshold, Target and Maximum Payout: Threshold payout is calculated at ___% TSR growth. Target payout is calculated at ____% TSR growth. Maximum payout is calculated at ___% TSR growth or more. If TSR growth is less than ___%, then no payout shall be made and the Performance Units shall be forfeited.

Following is an example of threshold, target and maximum payouts under this Agreement:

Represents Base x Multiple x TSR

Name	Perf Period	Base Pay ($)	Perf Multiple	Threshold Payout	Target Payout	Maximum Payout
1/1/05 - 12/31/0__

Vesting: At the end of the Performance Measurement Period and upon certification of the Performance Measure by the Compensation and Management Development Committee, the Performance Units shall be payable in cash to the Recipient within a reasonable period of time pursuant to the terms of the Plan.

Forfeiture of units; termination of employment: Subject to the terms of the Plan and the terms set forth above, in the event that the Committee does not certify the attainment of the threshold performance criteria set forth above, the Performance Units under this Agreement shall be forfeited immediately.

In addition, unless the Committee decides otherwise, all Performance Units covered hereunder that remain subject to restriction upon the Recipient’s termination of employment for any reason (including death, disability or retirement under the terms of the Company’s Retirement Plan, or any other retirement plan approved by the Board, for that purpose) will be forfeited as of the date of such termination of employment.

Tax Withholding: At the time the Performance Units vest, the Recipient must pay to the Company an amount necessary to cover minimum required income tax and other withholdings required by law. The Recipient may satisfy the withholding requirements by any one or a combination of the following methods:

(a) cash, or

(b) withholding Performance Units that are otherwise vested under this Performance Unit Agreement.

Except as provided herein, this Performance Unit Agreement is subject to the terms and conditions of the Plan. The Recipient has received a copy of the Plan’s prospectus, including a copy of the Plan. The Recipient agrees to the terms of this Performance Unit Agreement, which may be amended only upon a written agreement signed by the parties hereto.

This 3rd day of January, 2005

AGL RESOURCES INC.	RECIPIENT:
____________________________
Melanie M. Platt, Senior Vice President